Exhibit 10.2

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (“Agreement”) is made effective as of                      , 2007, between Alliance Imaging, Inc., a Delaware corporation (the “Company”), and                                                   (“Executive”), an executive of the Company, with reference to the following facts:

A.  The Company desires the benefits of having Executive serve as an executive of the Company secure in the knowledge that certain severance benefits will be paid or provided to Executive in the event of Executive’s termination from the Company “Without Cause” or a resignation by the Executive for “Good Reason,” as such terms are defined below and subject to the terms of this Agreement.

B.  The parties believe it appropriate to memorialize the Company’s severance obligations to Executive, as set forth below.

NOW, THEREFORE, in consideration of good and valuable consideration the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.             Severance Protection.  Effective as of the date of this Agreement and provided that the Executive satisfies the conditions described in this Agreement, the Company agrees that should Executive’s employment subsequently be terminated or ended due to termination by the Company “Without Cause” (as defined in Section 4 below) or resignation by the Executive for “Good Reason” (as defined in Section 5 below), the Company shall pay Executive severance pay equal to     years of Executive’s then-current annual base salary (such time period shall be referred to herein as the “Salary Continuation Period”), payable on a bi-weekly basis.  In such event, the Company shall also pay Executive an amount equal to 100% of Executive’s then-current annual target incentive bonus (“Target Bonus”) for each year (or portion thereof) of the Salary Continuation Period.  For example, if the Executive’s Target Bonus for the year in which the date of his termination of employment with the Company (“Date of Termination”) occurred is determined to be equal to $100,000 and the Salary Continuation Period is three (3) years in length, the Company shall pay Executive a total Target Bonus payment of $300,000.  The Target Bonus payment shall be payable by the Company on a bi-weekly basis during the Salary Continuation Period.  Notwithstanding the foregoing, effective two (2) years after the date of this Agreement, the Salary Continuation Period shall be reduced to                   , and the amount of severance and benefits payable pursuant to this Agreement shall be adjusted accordingly.

2.             Other Severance Benefits.  Upon termination of Executive’s employment entitling Executive to severance payments as set forth in Section 1 above, the Company shall maintain in full force and effect for the continued benefit of Executive during the Salary Continuation Period, health insurance (including coverage for Executive’s dependents to the extent dependent coverage is provided by the Company for its employees generally) under such plans and programs in which Executive was entitled to participate immediately prior to the Date of Termination, provided that Executive’s continued participation is possible under the general terms and provisions of such plans and programs.  In the event that participation in any such plan or program is barred, the Company shall arrange to provide Executive with health insurance benefits at the Company’s expense during the Salary Continuation Period substantially similar to those which Executive would otherwise have been entitled to receive under such plans and programs from which his/her continued participation is barred.  Further, upon termination of Executive’s employment entitling Executive to severance payments as set forth in Section 1 above, the Company shall also: (i) continue to pay Executive any automobile allowance, gas reimbursement and other similar benefits to which Executive was entitled immediately prior to the Date of Termination; (ii) continue to provide Executive the same life insurance and long and short term disability insurance that was provided to Executive immediately prior to his/her termination or, in the event such coverage is not available, the Company shall obtain and pay for comparable coverage for Executive; and (iii) the Company shall reimburse Executive’s actual costs up to  $35,000 for outplacement services and administrative support related to Executive’s search for new employment.

3.             Conditions of Payment.  In order to become eligible to receive the payments and benefits described above and to continue to be eligible to receive such payments during the Salary Continuation Period, Executive must satisfy the conditions of this Agreement, including the provisions set forth in this Section 3.

(a)           General.  The payment of all severance amounts hereunder shall be less applicable withholding and shall be treated by the Company and Executive as severance/liquidated damages to compensate Executive for any and all claims or damages incurred by Executive of any kind or nature whatsoever, including but not limited to, contractual, compensatory and punitive damages arising out of or relating to the termination or end of Executive’s employment with the Company.  In addition, in exchange for and as a further condition precedent to receiving such potential severance pay/liquidated damages, Executive agrees that upon the termination or end of his/her employment with the Company “Without Cause” or for “Good Reason”, Executive must sign (and not revoke) a release of any and all claims that he/she has or may have against the Company and its past and then current officers, directors and employees relating to or arising out of his/her employment (or termination of employment) with the Company (under this Agreement or otherwise), in a form prescribed by the Company.  Executive further acknowledges and agrees that the potential severance pay and benefits referenced above shall not be available to Executive should he/she resign employment with the Company for any reason other than for “Good Reason”, or if his employment with the Company is terminated due to his death or disability or a “Termination for Just Cause”.

(b)           Noncompetition.  Executive agrees that no Competition Event (as defined below) shall occur prior to the date on which Executive ceases to receive payments and benefits pursuant to this Agreement.  For purposes of this Agreement, a “Competition Event” shall occur if Executive directly or indirectly (i) engages in any imaging business or any other business that becomes material to the Company’s business during Executive’s employment by the Company (the “Company Business”) within the United States that is the same or substantially similar to or competitive with any service provided by the Company; (ii) competes or participates as an agent, employee, consultant, advisor, representative or otherwise in any enterprise engaged in a business which has any operations engaged in the Company Business within the United States that is the same or substantially similar to or competitive with any service provided by the Company; or (iii) competes or participates as a stockholder, partner or joint venturer, or has any direct or indirect financial interest, in any enterprise which has any material operations engaged in the Company Business within the United States that is the same or substantially similar to or competitive with any service provided by the Company; provided, however, that nothing contained herein shall prohibit Executive from owning no more than five percent (5%) of the equity of any publicly traded entity with respect to which Executive does not serve as an officer, director, employee, consultant or in any other capacity other than as an investor.

(c)           Nonsolicitation.  As a means reasonably designed to protect certain confidential information of the Company which would otherwise inherently be utilized in the following proscribed activities, and in partial consideration of the Company’s obligations to make the payments and benefits described in this Agreement, Executive agrees that he will not, prior to the date on which Executive ceases to receive payments and benefits pursuant to this Agreement, solicit or make any other contact with, directly or indirectly, any (i) customer of the Company as of the Date of Termination with respect to the provision by Executive of any service to any such customer that is the same or substantially similar to any service provided to such customer by the Company, or (ii) employee of the Company on the Date of Termination (or any person who was employed by the Company at any time during the three-month period prior to the Date of Termination) with respect to any employment, services or other business relationship.  For purposes of Sections 3(b) and 3(c), the term Company shall include Alliance Imaging, Inc., its subsidiaries and/or its affiliates.

(d)           Section 409A.  In addition, notwithstanding any provision to the contrary in this Agreement, no termination benefits to which Executive becomes entitled under this Agreement shall be provided to Executive prior to the earlier of (i) the expiration of the 6-month period measured from the date of his “separation from service” with the Company (as such term is defined in Treasury Regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) or (ii) the date of his death, if the Executive is deemed at the time of his separation from service to be a “key employee” for purposes of Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(b)(i).  Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this Section 3(d) shall be paid in a lump sum to the Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

4.             Termination Without Cause; Termination for Just Cause.  For purposes of this Agreement, termination “Without Cause” shall mean any termination of Executive’s employment by the Company for any reason other than a “Termination for Just Cause.”  “Termination for Just Cause” shall mean termination of Executive’s employment by the Company as the result of one of the following:  (a) Executive has been convicted of a felony (other than a motor vehicle moving violation); (b) Executive has been convicted of stealing funds or property from the Company or otherwise engaged in fraudulent conduct against the Company; (c) Executive has engaged in knowing and willful misconduct which is materially injurious to the Company; (d) Executive has failed or refused to comply with directions that are reasonably consistent with Executive’s current executive employee title and the terms of his employment, the failure with which to comply is materially injurious to the Company; or (e) Executive has repeatedly failed or refused to comply with directions that are reasonably consistent with Executive’s current executive employee title and the terms of his employment.  Notwithstanding clause (e) of the preceding sentence, no act or omission by the Executive shall constitute a basis for Termination for Just Cause hereunder unless the Company has given detailed written notice thereof to the Executive, and the Executive has failed to remedy such act or omission within a reasonable time after receiving such notice.

5.             Resignation for Good Reason.  For purposes of this Agreement, resignation by Executive for “Good Reason” shall mean resignation for the following events:  (a) the Company reduces Executive’s base salary, (b) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position with the Company (including status, offices, titles and reporting requirements), authority, duties or responsibilities, (c) any material failure by the Company to comply with any of the provisions of any employment agreement between Executive and the Company, which is not remedied within 15 days after notice thereof from the Executive, or (d) the Company requires Executive to change the location of his principal office from his current office location, or such other locations agreed upon by the Company and the Executive.  The Company and Executive further agree that for a resignation to constitute a resignation by Executive for “Good Reason”, Executive must provide written notice to the Company of his/her intent to resign within thirty (30) days of one of the triggering events outlined in this Section 5.

6.             Excess Parachute Payments.

(a)           Excise Tax.  Generally, it is the intention of the Company and Executive that Executive receive the full benefits available under this Agreement in the event of a termination “Without Cause” or a resignation by Executive for “Good Reason”.  In the event that

(i)            all or any portion of any payment or benefit provided by the Company pursuant to this Agreement (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto), by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto), or any interest or penalties with respect to such tax (such tax, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), and

(ii)           the aggregate present value of Executive’s “parachute payments” as defined in Section 280G(b)(2) of the Code and as determined in accordance with the requirements of Section 280G of the Code and the regulations promulgated thereunder (“280G Parachute Value”) exceeds 110% of Executive’s “280G Parachute Limit” (such limit is equal to three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code)), then Executive shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”) as described in Section 6(b).

However, if Executive’s 280G Parachute Value is equal to or greater than the 280G Parachute Limit, but does not exceed 110% of the 280G Parachute Limit, then the Payments shall be reduced such that the 280G Parachute Value that Executive is entitled to receive shall be one dollar ($1) less than the maximum amount which Executive may receive without becoming subject to the tax imposed by Section 4999 of the Code.

(b)           Gross-Up Payment.  In the event that Executive’s 280G Parachute Value exceeds 110% of the 280G Parachute Limit, the Company shall provide Executive with a Gross-Up Payment in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes and including any Excise Tax) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(c)           Determination.  The amount of the Excise Tax, whether a Gross-Up Payment is required to be paid by the Company to the Executive pursuant to Section 6(b) or a reduction of Payments is required pursuant to Section 6(a), and the amount of such Gross-Up Payment or Payment reduction, if any, shall be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company and reasonably acceptable to the Executive.  For purposes of making the calculations required by this Section, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company shall bear all fees and expenses that the Accounting Firm may reasonably incur in connection with any calculations contemplated by this Section.  The Company and the Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make its determination under this Section.  The Company shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within thirty (30) days after the date on which the release described in Section 3(a) above becomes effective.  Any Gross-Up Payment under this Section 6 shall be paid to Executive as soon as may be practicable after such final determination is made, with the intent that such Gross-Up Payments shall be made proportionately and contemporaneously with the Payment(s) which are subject to the Excise Tax.

7.             Equitable Remedies.  Executive acknowledges that irreparable damage would occur in the event of his breach of the provisions of this Agreement.  It is accordingly agreed that, in addition to any other remedy to which it is entitled at law or in equity, the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

8.             Successors.  This Agreement establishes contract rights which shall be binding upon, and shall inure to the benefit of, the successors, assigns, heirs and legal representatives of the parties hereto.

9.             Attorneys’ Fees.  The prevailing party in any action to enforce this Agreement shall be entitled to receive its reasonable attorney’s fees and costs.

10.           Severability.  Should any provision of this Agreement, or any clause hereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and clauses of this Agreement shall remain fully enforceable and binding on the parties.

11.           Modification and Waiver.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether of not similar) nor shall such waiver constitute a continuing waiver.

12.           Choice of Law.  The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California.

13.           Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede all prior or contemporaneous written or oral agreements concerning such subject matter.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.

ALLIANCE IMAGING, INC.,
a Delaware corporation

By:
Printed Name:
Its:

EXECUTIVE:

By:
Printed Name: